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                                                                    EXHIBIT 99.1

                              SCHEDULE OF EXPENSES

It is estimated that the expenses of the Province of New Brunswick in connection with the issuance and sale of US$500,000,000 5.20% Bonds due February 21, 2017 will be as follows:


Securities and Exchange Commission filing fee                 US$53,500
Printing fees and expenses                                       17,000
Legal fees and expenses                                          75,000
Fiscal Agent and Registrar fees and expenses                      1,000
Listing fees and expenses                                        13,500
Reimbursement of underwriters' expenses                         125,000
                                                             ----------
TOTAL                                                        US$285,000